                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            PRIMESOURCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]



                                 -------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 -------------




TO THE SHAREHOLDERS:

         The third annual meeting of shareholders of PrimeSource Corporation will be held at the Pennsauken Country Club, 3800 Haddonfield Road, Pennsauken, New Jersey on Tuesday, May 6, 1997 at 9:30 a.m., for the following purposes:

         1. To elect three directors to serve terms of three years each and one director to serve a term of one year.

         2. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending December 31, 1997.

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only shareholders of record at the close of business on March 14, 1997 are entitled to notice of, and to vote at, this meeting.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/ Barry C. Maulding


                                             Barry C. Maulding
                                             Corporate Secretary

Pennsauken, New Jersey
April 7, 1997


                                    IMPORTANT

                     EACH SHAREHOLDER IS URGED TO SIGN AND
                        RETURN PROMPTLY THE ACCOMPANYING
                           PROXY CARD IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.

                                     [LOGO]




                            FAIRWAY CORPORATE CENTER
                              4350 HADDONFIELD ROAD
                                    SUITE 222
                          PENNSAUKEN, NEW JERSEY 08109

                              ---------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 6, 1997

                              ---------------------


         This proxy statement, which was first mailed to shareholders on April 7, 1997, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of PrimeSource Corporation (the "Corporation") to be voted at the annual meeting of the shareholders of the Corporation to be held at 9:30 a.m. on May 6, 1997 at the Pennsauken Country Club, 3800 Haddonfield Road, Pennsauken, New Jersey for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

                                     VOTING

         Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy may be revoked by written notice to the Corporate Secretary of the Corporation at Fairway Corporate Center, 4350 Haddonfield Road, Suite 222, Pennsauken, New Jersey 08109; by submission of a proxy with a later date; or by a request in person to return the executed proxy. The cost of solicitation of proxies will be borne by the Corporation.

         Under the Pennsylvania Business Corporation Law, the election of the Corporation's Directors requires the vote of a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. Accordingly, the indication of an abstention on a proxy or the failure to vote either by proxy or in person will be treated as neither a vote "for" nor "against" the election of any Director. On all other matters, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting shall be required.

         Shares represented by proxies containing an abstention as to any matter will be treated as shares that are present and entitled to vote for purposes of determining a quorum. The presence in person or by proxy of a majority of the outstanding shares shall be necessary to constitute a quorum to take action at the meeting.

         Similarly, the Corporation will treat shares held by brokers or nominees for the accounts of others as to which voting instructions have not been given as shares that are present and entitled to vote for purposes of determining a quorum. Moreover, for purposes of determining the election of the Corporation's Directors, brokers and nominees may vote shares for which no instructions have been given in their discretion under applicable securities laws.

         Shareholders of record at the close of business on March 14, 1997 are entitled to vote at the meeting on the basis of one vote for each share of common stock held, except that cumulative voting rights may be exercised with respect to the election of Directors as described in the following paragraph. On March 14, 1997, there were 6,514,779 shares of common stock outstanding.

         A shareholder wishing to exercise cumulative voting rights in the election of Directors may multiply the number of shares which he or she is entitled to vote by the total number of Directors to be elected (four) and may distribute the total number of such votes among one or more nominees in such proportion as he or she desires. The proxies shall have the discretionary authority to vote cumulatively and to distribute such votes among the nominees so as to assure the election of the nominees of the Board of Directors, except such nominees as to whom a shareholder withholds authority to vote and except where a shareholder has directed that votes be cast cumulatively by specific instructions to the proxies.

         Proxies in the form enclosed, if duly signed, marked and received in time for voting, will be voted in accordance with the directions of the shareholders.

                               SECURITY OWNERSHIP

         The following table sets forth, as of February 1, 1997, all shareholders of the Corporation who were known by the Corporation to own beneficially more than 5% of the outstanding shares, each director of the Corporation, each named executive officer, and all directors and executive officers as a group. As required by SEC regulations, also shown are shares over which the named person could acquire such powers within 60 days by exercising stock options under the Corporation's stock option plans.


                                          Amount and Nature of Beneficial Ownership(1)
Name and Address                     -------------------------------------------------------
of Beneficial Owner                   Direct        Indirect         Total (2)     Percent
-------------------                   ------        --------         ---------     -------
Marie Baur Dillin                        420        471,362 (3)       471,782        7.2
    1408 S. Highland Park Dr.
    Lake Wales, FL  33853
                                                                                               Acquirable
Name of Director                                                                                 Within
or Executive Officer                                                                             60 Days
--------------------                                                                             -------
Fred C. Aldridge, Jr.                 16,866            ---           22,841          *          5,975
Philip J. Baur, Jr.                   30,454        126,223 (4)      156,677         2.4           ---
William A. DeMarco (5)                 2,017             29            3,921          *          1,875
Richard E. Engebrecht                 48,495         25,887          113,463         1.7        39,081
John H. Goddard, Jr.                  10,905          1,268           18,888          *          6,715
Gary MacLeod                           8,113          6,034 (6)       14,147          *            ---
James F. Mullan (5)                   15,844          1,231           33,325          *         16,250
Edward N. Patrone                        ---          1,000 (7)        1,000          *            ---
John M. Pettine                       18,350             31           18,381          *            ---
D. James Purcell                       1,261            241            2,752          *          1,250
Andrew V. Smith                       13,298            ---           13,298          *            ---
James H. Wiborg                      112,852 (8)     64,874 (8)      177,726         2.7           ---
Dennis M. Zewiske                      5,709            819           17,528          *          3,875

All directors and executive
officers as a group (14 persons)     284,164        221,603          587,904         8.9        77,704

-------------------------

      *    Represents less than 1% of the outstanding shares.

      (1) Except as otherwise indicated, beneficial ownership represents sole voting and sole investment power with respect to $.01 par value common stock, the Corporation's only outstanding class of stock.

      (2) Represents the total shares over which the named person has any voting or investment power and includes the shares in the "Acquirable Within 60 Days" column as required by SEC regulations.

      (3)  This amount represents:

           a) 106,000 shares held in a trust for which Ms. Dillin is co-trustee and shares voting and investment power with Northern Trust Bank;

           b) 285,099 shares held in three trusts for which Ms. Dillin is co-trustee and shares voting and investment power with FirstUnion Bank; and

           c) 80,263 shares held in two trusts for which Ms. Dillin is co-trustee and shares voting and investment power with her brother Philip J. Baur, Jr. and CoreStates Bank.

      (4)  This amount represents:

           a) 8,144 shares in a trust of which Mr. Baur has sole voting and investment power;

           b) 7,196 shares owned by the Philippian Foundation, a charitable foundation of which Mr. Baur is trustee and has sole voting and investment power;

           c)         7,191 shares owned by Mr. Baur's spouse;

           d) 6,784 shares held in two trusts for which Mr. Baur shares voting and investment power with CoreStates Bank, the co-trustee;

           e)         60,037 shares held in a trust (for the benefit of Mr.
                      Baur's children) for which Mr. Baur shares voting and investment power;

           f) 20,226 shares held in a trust (for the benefit of Marie Dillin's children) for which Mr. Baur shares voting and investment power;

           g) 11,262 shares held in a trust at a bank for the benefit of Mr. Baur and his children, for which Mr. Baur shares investment power as co-trustee and has sole voting power; and

           h)         5,383 shares in an IRA at a stock brokerage firm.

            This indirect total for Mr. Baur does not include 238,387 shares in a trust for which Mr. Baur is the sole income beneficiary but has no voting or investment power. Mr. Baur's sister, Marie Dillin, shares voting and investment power as to these shares--see footnote 3(b) above.

      (5) Does not include 33,909 shares owned by the Corporation's 401(k) Savings Plan and held in a trust for the benefit of employees participating in the Plan. Messrs. Mullan and DeMarco are two of the three plan trustees. The employees have the sole power to direct the voting of these shares; therefore, the trustees disclaim beneficial ownership of these shares.

      (6) Mr. MacLeod shares voting and investment power as co-trustee with James H. Wiborg and one other person of a trust that holds these shares. Mr. MacLeod has no beneficial interest in these shares.

      (7) Mr. Patrone disclaims beneficial ownership of these 1,000 shares owned by his spouse. These shares have been listed under indirect ownership as required by SEC rules.

      (8) 9,925 shares are in a trust over which Mr. Wiborg has full voting and investment powers and is the beneficiary. Mr. Wiborg shares voting and investment power with two co-trustees in 9,359 shares held by two trusts in which he has no beneficial ownership. Mr. MacLeod is a co-trustee for 6,034 of the 9,359 shares. 45,590 shares owned by Mr. Wiborg's spouse are included under indirect ownership as required by SEC rules.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and holders of more than ten percent of the Corporation's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. SEC regulations require the filing parties to furnish the Corporation with copies of all Section 16(a) forms they file. To the Corporation's knowledge, during the fiscal year ended December 31, 1996, all parties subject to Section 16(a) timely complied with the filing requirements except Philip J. Baur, Jr. who was four days late in filing a Form 4 report reporting a February 1996 sale by a trust of which he is a co-trustee and co-beneficiary.


                              ELECTION OF DIRECTORS

         Your Corporation has a classified board of ten directors. Three or four directors are normally scheduled to be elected each year for a term of three years. Messrs. Aldridge, Gooddard, and Pettine, all of whom are current directors, have been nominated to be reelected this year for a term which expires in 2000. Mr. Klaus Oebel, a new nominee, has been nominated to serve for a one year term expiring in 1998. Mr. Smith will reach the mandatory retirement date in 1997, as will continuing director Mr. Wiborg. This arrangement is necessary to rebalance the number of directors in the three classes due to the retirement of two directors in the same class last year. The Board of Directors recommends a vote FOR their reelections, and unless you indicate otherwise, your signed proxy will be voted for the election of these nominees.

         The Board of Directors expects that all of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated to fill any such vacancy by the Nominating Committee of the Board of Directors of the Corporation.

NOMINEE FOR ELECTION - TERM TO EXPIRE IN 1998

         Klaus D. Oebel, age 55, has been President of the Communications Systems Group of Aydin Corporation, a Pennsylvania based systems integrator and manufacturer of electronic data transfer products, since 1996. For the prior 18 years he was an international management consultant specializing in developing and implementing organizational strategies. He has a Masters degree in Economics and Political Science. Mr. Oebel served as a consultant to the Corporation in the 1994-96 time period.

NOMINEES FOR REELECTION - TERM TO EXPIRE IN 2000

         Fred C. Aldridge, Jr., age 63, has served as a director of the Corporation since 1993. He is a senior partner at the Philadelphia law firm of Stradley, Ronon, Stevens & Young. Mr. Aldridge is also President and a director of a private charitable foundation, President and a director of a Pennsylvania public utility company, and a director of Tasty Baking Company.

         John H. Goddard, Jr., age 50, is Executive Vice President of the Corporation and President of its Momentum Division. He was President, Chief Executive Officer and a director of Momentum Corporation from 1992 until September 1994. He became a director of PrimeSource Corporation on September 1, 1994 when Momentum Corporation merged into PrimeSource Corporation. Mr. Goddard was also President of Momentum Graphics Inc., a subsidiary of Momentum, from 1990 to 1994.

         John M. Pettine, age 54, has served as a director of the Corporation since 1981. Mr. Pettine was elected Vice President and Chief Financial Officer of Tasty Baking Company in 1991 after having served as Vice President of Finance of Tasty Baking Company since 1983. He is also a director of Tasty Baking Company.

CONTINUING DIRECTORS - TERM EXPIRES IN 1998

         Gary MacLeod, age 63, is Chairman, Laird Norton Trust Company, a private trust and investment management company. Mr. MacLeod was also Chairman and/or Chief Executive Officer of Laird Norton Trust Company from 1975 to 1993 when he retired. Mr. MacLeod was re-elected Chairman and Chief Executive Officer in January, 1995. Mr. MacLeod was a director of Momentum Corporation since its formation in 1989 and became a director of PrimeSource Corporation on September 1, 1994 when Momentum Corporation merged into PrimeSource Corporation.

         James F. Mullan, age 57, has been President of the Corporation and has served as a member of its Board of Directors since 1982. Mr. Mullan was also elected Chief Executive Officer of the Corporation in 1991.

CONTINUING DIRECTORS - TERM EXPIRES 1999

         Philip J. Baur, Jr., age 66, retired, has served as a director of the Corporation since 1965. Mr. Baur held executive positions with Tasty Baking Company and has also served as a director of Tasty Baking Company since 1954 and as its Chairman of the Board since 1981. He is also a director of the Pennsylvania Manufacturers' Association.

         Richard E. Engebrecht, age 70, retired, was a director of Momentum Corporation since its formation in 1989 and became a director of PrimeSource Corporation on September 1, 1994 when Momentum Corporation merged into PrimeSource Corporation. From 1989 to 1992 Mr. Engebrecht was Chairman and Chief Executive Officer of Momentum Corporation. Mr. Engebrecht is also a director of PENWEST, LTD., VWR Scientific Products Corporation and SeaMED Corporation.

         Edward N. Patrone, age 62, retired, has been a senior consultant to Alco Standard Corporation, a national distributor of paper and office products, since 1991. From 1979 through 1991 he served as a director of Alco Standard Corporation and in various senior executive capacities from 1983 through 1988.

From 1988 through 1991, he was President and Chief Executive Officer of Paper Corporation of America. He is also a director of Compucom Corporation and Nocopi, Inc.

DIRECTORS' COMPENSATION

         Each director receives for services an annual retainer of $8,000. In addition, the directors receive fees of $800 for attending Board of Directors meetings ($1,600 per meeting if an additional day of travel is required), fees of $500 for attending Board Committee meetings, and, when applicable, reimbursement of travel expenses in connection with meetings. Each member of the Executive Committee receives an annual retainer of $2,000 and the Chairman of each standing Committee of the Board receives an annual retainer of $1,000. Directors Goddard and Mullan receive no annual Board or Committee retainers and also receive no meeting fees.

         In connection with Richard E. Engebrecht's retirement as Chief Executive Officer of Momentum Corporation at the end of 1992, Momentum entered into an Employment Agreement with Mr. Engebrecht. This agreement provided for an annual salary of $50,000 in each of 1994 and 1995. Under this agreement Mr. Engebrecht assisted the Company in strategic business planning, management development, acquisitions and related transactions, continuing support of the quality process, special projects and serve as Chairman of the Board of Directors. This salary was in lieu of normal retainers he would otherwise have been entitled to as a member of the Board of Directors and as Chairman and a member of the Executive Committee of the Board.

         In connection with the ending of Mr. Engebrecht's Employment Agreement in December 1995, the Board of Directors, following the recommendation of its Compensation Committee, approved a $20,000 annual retainer for Mr. Engebrecht in consideration of his services to the Corporation as Chairman of the Board. This retainer was effective January 1, 1996 and is in lieu of the normal director's $8,000 annual retainer and in addition to normal meeting fees and Board Committee retainers that a non-employee director would normally receive.

         Mr. Engebrecht retains the stock options he previously held as CEO of Momentum Corporation and, pursuant to authorization from the Board of Directors, in February 1996 the expiration date of these 39,081 options was extended to now expire 180 days after he ceases to be a director of the Corporation for any reason. Mr. Engebrecht will reach the mandatory retirement age for directors in 1999. If they had not been extended, these options would have expired on March 30, 1996.

         Director Fred Aldridge held stock options to purchase 5,975 shares at $11.50 which were granted to him under the 1993 Replacement Option Plan in connection with the spinoff of the Corporation from Tasty Baking Co. Pursuant to Board authorization, the option exercise price for these options was repriced in February 1996 to $6.11 per share.

         On August 27, 1996, the Board of Directors of the Corporation granted 10-year stock options to purchase 3,000 shares at $6.50 per share to each of the eight non-employee directors of the Corporation. The option exercise price was the fair market value of the Corporation's stock at the time of grant, and the options become exercisable at the rate of 25% per year beginning on August 27, 1997.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         The Corporation's Board of Directors has standing Executive, Nominating, Audit/Pension, and Compensation Committees. The members of each committee and the functions performed thereby are outlined below:

EXECUTIVE COMMITTEE

     Mr. Richard E. Engebrecht, Chairman
     Mr. Fred C. Aldridge
     Mr. John H. Goddard
     Mr. James F. Mullan

     Four meetings were held during 1996.

Functions: Authority to exercise all the powers of the Board of Directors between meetings of the Board except to the extent limited by law and certain other exceptions specified in the enabling resolution.


NOMINATING COMMITTEE

         Mr. Philip J. Baur, Chairman
         Mr. Richard E. Engebrecht
         Mr. John H. Goddard
         Mr. James F. Mullan
         One meeting was held during 1996.

Functions:

         1. Make recommendations to the Board as to selection of the Chairman and Vice Chairman of the Board, the Chief Executive Officer and the President.

         2. Receive, review, and maintain files of individuals qualified to be recommended as nominees for election as directors and present recommendations to the Board of Directors as replacement directors are required.

         3. Review, at least annually, the capability of each incumbent director as to health, availability to serve, conflicts of interest, and other factors relevant to qualifications.

         4. Present annually to the Board of Directors, a list of those individuals recommended for nomination for election to the Board of Directors.

         5. Present recommendations to the Board of Directors as new committees may be created or as replacement committee members may be required.


AUDIT / PENSION COMMITTEE

         Mr. Andrew V. Smith, Chairman
         Mr. Fred C. Aldridge
         Mr. Gary MacLeod

         Two meetings were held during 1996.

Functions:

         1. Make recommendations to the Board on the selection and termination of independent auditors.

         2. Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

         3. Review with the independent auditors and internal personnel the adequacy of the Corporation's internal auditing, accounting, and financial controls.

         4. Review the financial statements to be contained in the Annual Report to Shareholders with the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the Shareholders. Any significant changes in accounting principles should be reviewed by the Committee.

         5. Periodically review with the independent auditors and the Corporation's financial personnel any significant litigation and the performance of the risk management function of the Corporation.

         6. Review and make recommendations to the Board of Directors with respect to the performance of third parties responsible for the administration and investment of retirement plan funds. The Committee is responsible for approving the hiring and termination of investment advisors and portfolio managers.

         7.    Review proposed amendments to the retirement plans.

         8. Review annually the expense reports of the Chief Executive Officer and the Executive Vice President of the Corporation.


COMPENSATION COMMITTEE

         Mr. Edward N. Patrone, Chairman
         Mr. John M. Pettine
         Mr. James H. Wiborg

         Two meetings were held during 1996.

Functions:

         1. Formulate and adopt the Corporation's policy on executive compensation including the operation and administration of all compensation practices affecting senior management.

         2.    Recommend compensation for executive officers of the Corporation.

         3. Review or make proposals concerning stock purchase, savings plans and similar employee benefits. Review all other employee benefits as they affect senior management and make recommendations to the Board of Directors.

         4. Review management's recommendations with respect to the participants, targets and potential bonus payouts specified in any management bonus plans applicable to senior management. Review and recommend Board approval of any bonus plans or bonus targets for elected officers of the Corporation.

         5. Make grants or awards under all stock based incentive plans of the Corporation and otherwise exercise all discretionary action with respect to those plans.

         6.    Recommend benefit levels in the Corporation's retirement program.

         7. The Chairman of the Committee is authorized to recommend, for adoption and execution by the President, any amendment to any retirement plan or employee welfare benefit plan which is necessary to maintain the qualification and tax exempt status of such plan under the Internal Revenue Code and does not materially affect benefit levels.

         8.    Recommend director's fees and retainers.

         The entire Board of Directors of the Corporation met six times during 1996. Attendance at the Board of Directors and Board Committee meetings averaged over 93% among all directors during 1996. Each director attended 75% or more of the aggregate number of Board meetings and meetings of the committees on which he served.


                         EXECUTIVE OFFICER COMPENSATION

         The following table sets forth the compensation paid by the Corporation to its Chief Executive Officer and the four other highest paid executive officers of the Corporation for services rendered during the last three calendar years.

                         SUMMARY COMPENSATION TABLE (1)

                                                                 Long-Term Compensation
                                                                        Awards
                                                                -----------------------
Name and Principal                      Annual Compensation     Restricted
Positions at                            -------------------       Stock      Stock           All Other
December 31, 1996            Year       Salary       Bonus        Awards   Options (2)    Compensation (3)
-----------------            ----       ------       -----        ------   -----------    ----------------
                                          ($)         ($)           ($)          (#)             ($)
James F. Mullan              1996       250,000     175,000        ---        28,150             450
President & CEO              1995       250,000     125,000        ---        46,850             450
                             1994       214,519     150,000        ---           ---             450

John H. Goddard, Jr.(4)      1996       200,000      75,000        ---        31,861           1,296
Executive Vice               1995       200,000           0        ---           ---           1,498
President & President,       1994       222,876      15,000        ---       10,650(5)         1,622
Momentum

Dennis M. Zewiske            1996       140,000      70,000        ---        19,500             450
President, Phillips &        1995       140,000      40,000        ---           ---             450
Jacobs South                 1994       114,717      65,677        ---           ---             450

William A. DeMarco           1996       115,000      69,000        ---        12,500             521
Vice President & CFO         1995       115,000      60,000        ---           ---             450
                             1994        94,901      70,000        ---           ---             450

D. James Purcell             1996       115,000      67,000        ---         9,000             450
President, Jetcom            1995       110,000      60,000        ---           ---             450
                             1994       104,000      58,673        ---           ---             450

----------------------------------------
      (1) This table does not include columns for Other Annual Compensation and Long-Term Incentive Plan Payouts. There is no amount to report in the column for Long-Term Incentive Plan Payouts, and the amount of Other Annual Compensation paid to the named executive officers was in each case for perquisites which are not reportable since they did not exceed 10% of salary and bonus for any named executive officer.

      (2) Includes both new options granted in November 1996 and new options issued in exchange for cancellation of old underwater options early in 1996.

      (3) Consists of matching contributions by the Corporation under its 401(k) retirement plans, and, for Mr. Goddard, also includes profit-sharing contributions under the Momentum Employee Stock Ownership Plan prior to September 1, 1994. For Mr. Goddard and Mr. DeMarco this column also includes the taxable portion of life insurance coverage.

      (4) The 1994 compensation shown for Mr. Goddard was from Momentum Corporation for the first eight months of 1994 until it merged into the Corporation on September 1, 1994 plus compensation from the Corporation for September through December, 1994.

      (5)  These options were cancelled in 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Corporation's compensation programs for executive officers are administered by the Compensation Committee of the Board. The Committee is composed of three directors, none of whom is an executive officer of the Corporation. All issues pertaining to compensation of executive officers of the Corporation are submitted to the full Board of Directors for final approval with the exception of awards of stock options and restricted stock under the Corporation's long term incentive stock plans which the Committee has authority to grant.

         The Compensation Committee of the Board of Directors of the Corporation adopted the following policy on executive compensation on March 4, 1997.

                          Executive Compensation Policy

         Compensation Policies Applicable to Executive Officers. The purpose of PrimeSource's executive compensation program is to attract, retain and motivate qualified executives to manage the business of PrimeSource and its subsidiaries to maximize profits and shareholder value. Executive compensation in the aggregate is made up principally of the executive's annual base salary, a bonus and awards of restricted stock or stock options under PrimeSource's 1993 long term incentive stock plan. PrimeSource's Compensation Committee (the "Committee") annually considers and makes recommendations to the full Board of Directors as to executive compensation including changes in base salary and bonuses.

         Consistent with the above-noted purpose of the executive compensation program, it is the policy of the Committee, in recommending the aggregate annual compensation of executive officers of PrimeSource, to consider the overall performance of PrimeSource, the performance of the operating unit or area for which the executive has responsibility, and the individual contribution and performance of the executive. The performance of PrimeSource and the operating unit or area for which the executive has responsibility are significant factors in determining aggregate compensation although they are not necessarily determinative. While shareholders' total return is considered by the Committee, it is subject to the vagaries of the public marketplace and will not be weighted as heavily as operating unit earnings or earnings per share and individual performance. PrimeSource's compensation program focuses on PrimeSource's strategic plans, corporate performance measures, and specific corporate goals which should directly or indirectly lead to an increasing stock price over time. The corporate performance measures which the Committee considers include sales, gross profits, earnings, and comparisons of sales, gross profits and earnings with prior years and with budgets.

         A substantial portion of the annual compensation of the executives is directly related to corporate performance. In 1996 the Corporation exceeded its Board-approved budget for consolidated pre-tax income. Bonuses for 1996 represented approximately 25% to 41% of the total annual compensation for the Chief Executive Officer and the eight executives who report to him. Bonuses are calculated and awarded based upon both objective formulas and subjective business judgment. 1996 bonuses for the eight executives and the Chief Executive Officer were primarily determined by formulas established at the beginning of 1996, and 1997 target bonuses have also been based on formulas established at the beginning of 1997. Different formulas are applied to the executives depending on their areas of responsibility.

         The Committee does not rely on any fixed formulas or specific numerical criteria in determining an executive's annual salary. It considers both corporate and personal performance criteria, competitive compensation levels, the economic environment and changes in the cost of living, and (with respect to officers other than the Chief Executive Officer) relies heavily upon the recommendation of the Chief Executive Officer. The Committee then exercises business judgment based on all these criteria and the purposes of the executive compensation program. The Committee retains the power to waive performance criteria under any compensation program.

         It is the Committee's belief that the Corporation's long-term incentive programs should strongly align executive incentives with the interests of shareholders. The Committee and Board believe the executives of the Corporation have done an exceptional job of responding to the challenges of the merger with Momentum as well as those presented by a dynamic industry environment and in making strategic acquisitions. As it stood at the end of November 1995, the then outstanding stock options would likely have failed to adequately incent or reward the key executives of the Corporation. Accordingly, on November 28, 1995, the Committee recommended to the Board of Directors that each officer and key employee holding stock options granted prior to the 1994 merger, with exercise prices above the current market value, be given the opportunity to exchange these "underwater" options for replacement stock options at the current market value in lieu of granting additional options at the current stock price. This recommendation was adopted and implemented in February 1996. In general, the Corporation's stock option awards are not directly tied to performance factors.

         The Committee believes that the employment agreements with the senior executives have not had an effect on their compensation levels. The employment agreements do not call for any minimum bonus, only minimum salaries, some of which are below their current salary level. The potential compensation under these agreements held by the Chief Executive Officer and the Chief Financial Officer for certain termination scenarios were, at their suggestion, reduced at the end of 1996 as will be described in the proxy statement to shareholders.

         Compensation of the Chief Executive Officer. Mr. Mullan joined PrimeSource in 1970, became President in 1982 and Chief Executive Officer in 1991. For 1996, Mr. Mullan received a base salary of $250,000 and was awarded a bonus of $175,000, the latter an increase from his 1995 bonus of $125,000. Mr. Mullan's 1996 bonus represents approximately 2.6% of PrimeSource's 1996 consolidated pre-tax income. In lieu of an increase in base salary for 1996, at the beginning of 1996 the Committee gave Mr. Mullan the opportunity to earn a target bonus equal to 70% of his base salary if the Corporation achieved the pre-tax consolidated income in the Corporation's 1996 budget adopted by the Board of Directors. This budget figure was exceeded and the target bonus was awarded. The Committee noted that the Corporation has performed well in a dynamic environment and that Mr. Mullan was instrumental in the favorable acquisition of a major competitor in 1996.

         In November 1996, the Committee granted Mr. Mullan stock options to purchase a total of 10,000 shares of stock, bringing his total to 75,000 stock options. The Committee awarded 15 other executives stock options to purchase a total of 41,000 shares. In granting these new options the Committee considered the fact that there were options to purchase less than 400,000 shares outstanding. The Committee believes that through the use of significant stock options, the Chief Executive Officer's and other executives' interests are directly tied to enhancing shareholder value.

March 4, 1997
                                            The Compensation Committee

                                            Edward N. Patrone, Chairman
                                            John M. Pettine
                                            James H. Wiborg

EXECUTIVE BONUS PLANS

         Executive bonus plans are administered by the Compensation Committee of the Board. As noted above in the Compensation Committee Report, these plans are specifically tailored for each senior executive and may or may not involve a pre-set formula and may or may not have a maximum amount for the bonus the executive can be awarded. The Committee may authorize annual cash or deferred awards to any full-time salaried management employee of the Corporation or its subsidiaries but typically permits the president of each operating unit the discretion to make awards, if any, to key managers in his unit.


                           STOCK OPTION GRANTS IN 1996

                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                       % of Total                                    Annual Rates of Stock
                  Number of Shares   Options Granted       Option                     Price Appreciation
                     Underlying       to Employees        Exercise    Expiration    for 10-Year Option Term
Name               Options Granted       in 1996       Price ($/share)   Date      0%($)  5%($)     10%($)
----               ---------------       -------       ---------------   ----      -----  -----     ------

James F. Mullan       18,150(a)             5.1%           $6.11        11/29/05    $0    $69,742   $176,740
James F. Mullan       10,000                2.8%           $6.97        11/25/06    $0    $43,828   $111,084
John H. Goddard, Jr.  26,861(a)             7.6%           $6.11        11/29/05    $0   $103,214   $261,565
John H. Goddard, Jr.   5,000                1.4%           $6.97        11/25/06    $0    $21,914    $55,542
Dennis M. Zewiske     15,500(a)             4.4%           $6.11        11/29/05    $0    $59,559   $150,935
Dennis M. Zewiske      4,000                1.1%           $6.97        11/25/06    $0    $17,531    $44,434
William A. DeMarco     7,500(a)             2.1%           $6.11        11/29/05    $0    $28,819    $73,033
William A. DeMarco     5,000                1.4%           $6.97        11/25/06    $0    $21,914    $55,542
D. James Purcell       5,000(a)             1.4%           $6.11        11/29/05    $0    $19,213    $48,689
D. James Purcell       4,000                1.1%           $6.97        11/25/06    $0    $17,531    $44,434

(a) These were replacement options for underwater options that were surrendered in 1996, as described below.

         Twenty-five percent of these incentive stock options granted to the officers listed above become exercisable on each anniversary of the grant until fully exercisable after four years. All stock options have a 10-year term and were granted at fair market value.

         If the market price for PrimeSource stock appreciates at 5% per year for the same 10-year period, the shares held by all shareholders of the Corporation as a group would have increased in value by $25,033,038. At the 10% appreciation rate, the increase in value for the shareholders would be $72,368,771.


                           TEN-YEAR OPTION/REPRICINGS

                                                                                                     Length of
                                                                                                      Original
                                         Number of                                                  Option Term
                                        Securities    Market Price                                  Remaining at
                                        Underlying     of Stock at   Exercise Price      New          Date of
                           Date of        Options        Time of       at Time of     Exercise       Repricing
          Name            Repricing    Repriced (#)   Repricing($)    Repricing ($)   Price ($)       (Years)
          ----            ---------    ------------   ------------   --------------   ---------     ------------
James F. Mullan            2/9/96           5,650          5.50           11.50         6.11             7.51
President & Chief          2/9/96          12,500          5.50           11.50         6.11             7.51
Executive Officer

John H. Goddard, Jr.       2/4/96             829          5.25           10.81         6.11             2.24
Executive Vice President   2/4/96          15,382          5.25            9.51         6.11             7.54
& President, Momentum      2/4/96          10,650          5.25           13.03         6.11             8.14

Dennis M. Zewiske          2/27/96          7,500          5.50           11.50         6.11             7.46
President, Phillips &      2/27/96          8,000          5.50           11.50         6.11             7.46
Jacobs South

William A. DeMarco         2/9/96           7,500          5.50           11.50         6.11             7.51
Vice President &
Chief Financial Officer

D. James Purcell           2/9/96           5,000          5.50           11.50         6.11             7.51
President, Jetcom

Barry C. Maulding          2/9/96           3,990          5.50            9.51         6.11             7.54
Vice President, General
Counsel & Corporate
Secretary


         In addition to the above named executive officers, in February 1996, 51 other officers or key employees also elected to exchange underwater stock options to purchase an aggregate of 172,281 shares for a like number of replacement options with a $6.11 exercise price.


            STOCK OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

                                                  Number of securities           Value of unexercised
                                                 underlying unexercised              in-the-money
                          Shares acquired          options at 12/31/96            options at 12/31/96
         Name               on exercise       Exercisable   Unexercisable     Exercisable   Unexercisable
         ----               -----------       -----------   -------------     -----------   -------------
James F. Mullan                  0              16,250          58,750          $27,666       $91,422
John H. Goddard, Jr.             0               6,715          25,146          $11,432       $38,511
Dennis M. Zewiske                0               3,875          15,625           $6,597       $23,162
William A. DeMarco               0               1,875          10,625           $3,192        $8,952
D. James Purcell                 0               1,250           7,750           $2,128        $6,529

         The Corporation has never granted stock appreciation rights of any kind.

DEFINED BENEFIT AND SUPPLEMENTAL RETIREMENT PLANS

         In 1993 and 1994 certain employees of the Corporation, including Messrs. Mullan, Zewiske, and DeMarco participated in a defined benefit, non-contributory pension plan maintained by Tasty Baking Company. The assets allocable to the Corporation's participants in that plan were transferred effective January 1, 1995 to a new PrimeSource Corporation Pension Plan ("Pension Plan"). This new Pension Plan has benefits comparable to those under the Tasty Baking Company plan and all employees of the Corporation and it's subsidiaries except employees of the Momentum and TK Gray Divisions participate in the Pension Plan as of January 1, 1995.

         Annual amounts which were contributed to the Pension Plan and charged to expenses during the year were computed on an aggregate actuarial basis and cannot be individually allocated. The remuneration covered by the Pension Plan includes salaries and bonuses paid to plan participants as set out in the Summary Compensation Table. Benefits under the plan are calculated as a percentage of average remuneration over the last five years of employment, which percentage depends on the employee's total number of years of service. Benefits under the Pension Plan are subject to reduction for Social Security and are presently restricted under the Internal Revenue Code to a maximum of $125,000 per year. The Internal Revenue Code also limits the level of compensation which may be used to determine benefits under these qualified plans to $160,000 per year. Messrs. Mullan, Goddard, Zewiske, DeMarco and Purcell have 27, 9, 21, 16 and 2 years, respectively, of credited service under this Pension Plan. Additional benefits may be payable under the SERP described below.

         Compensation of executive officers covered by the Pension Plan includes salaries and bonuses. Compensation of all non-executive officer employees covered by the Retirement Plan includes salaries, commissions and bonuses.

         The following table, applicable only to Messrs. Mullan, Zewiske and DeMarco, shows the approximate annual retirement benefits which will be payable in total under the Pension Plan, Social Security, and Supplemental Executive Retirement Plan ("SERP") at the normal retirement age of 65 (assuming continuation of the plans) for specified years of service and levels of average remuneration.

                              Final Average                       15 or More
                              Remuneration                     Years of Service
                              ------------                     ----------------
                                $150,000                            $67,500
                                 200,000                             90,000
                                 250,000                            112,500
                                 300,000                            135,000
                                 350,000                            157,500
                                 400,000                            180,000
                                 450,000                            202,500
                                 500,000                            225,000

         The SERP is designed and intended to encourage key executives to continue in the service of the Corporation by providing them upon their retirement with a supplemental retirement benefit equal to the difference between (i) 45% of the average 60 highest calendar months compensation paid by the Corporation during the 120 calendar months immediately preceding the executive's separation from service, and (ii) the sum of the executive's primary Social Security benefits, payments for which the executive would be eligible to receive from the Corporation's pension plan on a single life annuity basis, and any other retirement benefits for which the executive is eligible. A surviving spouse is also entitled to certain benefits under the SERP. Messrs. Mullan, Zewiske, DeMarco and one other officer are the only current employees who have been designated to participate in the SERP.

         The Corporation has entered into a Trust Agreement with Meridian Trust Company for the benefit of the participants in the SERP. Under this Trust Agreement, the Corporation is obligated to deposit sufficient funds with the Trustee to enable it to purchase annuity contracts to fund the SERP in the event of a change in control or potential change in control of the Corporation. To date no funding has occurred or is required.

         Generally, employees of the Corporation (but not its subsidiaries) have been eligible to participate in the Corporation's benefit plans. Employees of the Corporation's subsidiaries are covered generally by separate employee benefit plans.

         Effective January 1, 1994, the Corporation adopted a 401(k) Savings Plan for the benefit of most of its employees. Under this plan the Corporation will match employee contributions up to $450 per year. Employees in the Momentum and T K Gray Divisions were not eligible to participate in this Savings Plan as they had a separate 401(k) plan until January 1, 1997 when the former Momentum 401(k) Plan was merged into this Savings Plan. Employees of the Dixie Type subsidiary do not participate in this plan and have a separate 401(k) plan.

         Upon the merger with Momentum, the Corporation became the plan sponsor of the Momentum Retirement Plan (the "Retirement Plan"). Nearly all regular, full-time employees of the Momentum and T K Gray Divisions of the Corporation were eligible to participate in this Retirement Plan. Effective January 1, 1997 this Retirement Plan was merged into the Corporation's Pension Plan described above and nearly all full-time employees of the Corporation are now eligible to participate. Retirement benefits for the employees formerly participating in the Retirement Plan will be calculated using a combination of the Retirement Plan formula and the present formula under the Pension Plan.

         The table below shows the estimated annual benefits payable under the Pension Plan and Supplemental Benefits Plan (described below) to Mr. Goddard in specified remuneration and years-of-service classifications. The retirement benefits shown are based upon retirement at age 65 and the payments of a single-life annuity. These benefits are not subject to any deduction for Social Security or other offset amounts.

          Highest average
      annual earnings during                                  Years of Service
       any five consecutive          ----------------------------------------------------------------
        years of employment              10            15            20           25             35
        -------------------            ------        ------        ------       ------        -----
            $150,000                  $23,808        $31,596       $39,396     $47,196       $62,784
             200,000                  $26,832        $37,620       $48,420     $59,220       $80,820
             250,000                  $29,856        $43,644       $57,444     $71,244       $98,844
             300,000                  $32,880        $49,680       $66,480     $83,280      $116,868
             350,000                  $35,904        $55,704       $75,492     $95,304      $134,892

         As noted above, Section 415 of the Internal Revenue Code currently limits pensions which may be paid under plans qualified under the Internal Revenue Code to an annual benefit of $120,000. In addition, Section 401 of the Internal Revenue Code limits compensation which may be used to determine benefits under qualified plans to $160,000 per year.

         Momentum Corporation established a Supplemental Benefits Plan in 1991 for certain designated Momentum executive officers to whom the Section 415 and 401 limits apply, or may apply in the future, so that these individuals would obtain retirement benefits comparable to other retirement plan participants not impacted by the Section 415 and 401 limits. Accordingly, the benefits in the table above have not been limited by Sections 415 and 401, but at the present time Mr. Goddard is the only employee designated to participate in this Supplemental Benefits Plan.

         Under the terms of the 1990 Momentum spin-off agreement with VWR Corporation, VWR Corporation has agreed to pay two-thirds of all amounts payable to PrimeSource Chairman Richard Engebrecht under the Supplemental Benefits Plan described above, and the Corporation will pay the remaining one-third. The Corporation has guaranteed payment of the two-thirds payable by VWR Corporation and, likewise, VWR Corporation has guaranteed payment of the one-third payable by the Corporation. Effective January 1, 1993, Mr. Engebrecht ceased being a regular employee of Momentum Corporation and began drawing retirement pay under both the Retirement Plan ($9,044 per month) and the Supplemental Benefits Plan ($8,489 per month).

         The following table shows the estimated annual benefits payable under the Pension Plan to Mr. Purcell in specified remuneration and years-of-service classifications. Mr. Purcell currently has two years of credited service under the Pension Plan and is 47 years old.

     Highest average
 annual earnings during                             Years of Service
  any five consecutive    ---------------------------------------------------------------------------
   years of employment       5           10          15            20             25            30
   -------------------     -----       ------      ------        ------         ------        ----
        $120,000          $5,997      $11,995      $17,992       $23,990       $29,987       $35,985
         150,000          $7,797      $15,995      $23,392       $31,190       $38,987       $46,785
         180,000          $8,397(a)   $16,795(a)   $25,192(a)    $33,590(a)    $41,987(a)    $50,385(a)

(a) Covered compensation limited to $160,000 by Internal Revenue Code.


                        AGREEMENTS WITH CERTAIN OFFICERS

         Momentum Corporation and John H. Goddard, Jr. entered into a change of control agreement (the "Agreement") in 1991. This Agreement, now superseded by a new employment agreement described below, became a PrimeSource contract with the September, 1994 merger. This Agreement provided that Mr. Goddard would have received compensation for up to 24 months if his employment terminated for any reason other than gross misconduct, death, or disability, provided such termination occured within 24 months after certain defined events which might lead to a change of control of the Corporation. The compensation would have been paid at a rate equal to Mr. Goddard's current salary ($200,000) and target bonus. Mr. Goddard would have also continued to have "employee" status for the 24 month period and be entitled to retain most employee benefits.

         The estimated aggregate amount which would have been payable to Mr. Goddard in the event of a change of control (assuming he received payment at the same rate for the maximum 24 month period) was $500,000. This does not include the value of any employee benefits which might have been payable during the 24 month period.

         The September, 1994 merger of Momentum Corporation into Phillips & Jacobs, Incorporated to form PrimeSource Corporation constituted a change of control for purposes of this Agreement. Accordingly, if Mr. Goddard had chosen to leave the employment of the Corporation prior to September 1, 1996, other than for certain disqualifying events, he would have received the payments and benefits set out above.

EMPLOYMENT AGREEMENTS

         Each of the five named executives has entered into an employment agreement with the Corporation. The agreement with Mr. Zewiske was entered into in 1988 and Messrs. Mullan, Goddard and DeMarco entered into their present agreements in December, 1996. Mr. Purcell entered into a 3-year agreement in 1993 which expired on October 31, 1996. That agreement provided for a minimum salary of $104,000 plus participation in executive bonus programs during its term.

         The prior employment agreements for Messrs. Mullan and DeMarco and the ongoing agreement for Mr. Zewiske contain termination arrangements pursuant to which each would continue to receive an amount equal to his annual salary, $250,000, $120,000, and $140,000, respectively, upon termination of his employment under the following circumstances: (a) termination by the Corporation except for cause or upon death, retirement or three years prior notice with respect to Mr. Mullan, and two years prior notice with respect to Messrs. DeMarco and Zewiske, (b) termination by the executive because his authority or duties are changed so as to be inconsistent with his training and experience, or
(c) termination by the executive because of a breach of his employment agreement by the Corporation. The annual salary would have been payable for three years for Mr. Mullan and for two years for Messrs. DeMarco and Zewiske. This payment would be in addition to any other damages which the executive may suffer as a result of such termination.

         The employment agreements for Messrs. Mullan and DeMarco were terminated on December 31, 1996 and new agreements were simultaneously entered into. These replacement agreements are essentially the same as the prior agreements except they provide one year less salary continuation if the executive's employment is ended in a setting not involving a "change of control" of the Corporation.

         Mr. Goddard had no previous employment agreement but did have a change of control agreement as described above. The employment agreement Mr. Goddard entered into in December, 1996 is identical to Mr. DeMarco's except Mr. Goddard's specified base salary is $200,000 per year. The employment agreement for Mr. Goddard replaced his change of control agreement.

         Each of the ongoing employment agreements described above has no fixed term and can be terminated by the Board of Directors upon giving a specified advance notice. Each of the agreements except Mr. Zewiske's also contain non-competition and confidentiality provisions spanning any period of continuing compensation.

CERTAIN TRANSACTIONS

         Dennis M. Zewiske, President of the Phillips & Jacobs South Division, is a part owner of the 14,350 square feet Orlando, Florida facility currently leased to the Corporation. The term of this lease runs through March 31, 2001. The rent on this facility is $5,382 per month. The Corporation is also responsible for payment of all utilities and maintaining fire insurance. These provisions are consistent with the terms of the Corporation's other leases. Management believes that the terms of this lease are as favorable to the Corporation as could have been obtained from unaffiliated parties.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on PrimeSource stock with the NASDAQ Composite Index and the NASDAQ Non-Financial Index for the period from July 21, 1993 through December 31, 1996. July 21, 1993 is the date on which trading of PrimeSource stock commenced. The graph assumes $100 invested on July 21, 1993 in PrimeSource stock, the NASDAQ Composite Index and the NASDAQ Non-Financial Stocks Index. Total shareholder return assumes reinvestment of dividends. The stock price performance is not necessarily indicative of future price performance.







                              [PERFORMANCE GRAPH]








                             July 21, 1993  Dec. 31, 1993   Dec. 31, 1994  Dec. 31, 1995  Dec. 31, 1996
                             -------------  -------------   -------------  -------------  -------------
PrimeSource                      $100.00         $93.39         $82.92          $54.64         $75.41
NASDAQ Composite                 $100.00        $110.43        $107.94         $152.53        $187.75
NASDAQ Non-Financial             $100.00        $112.05        $107.38         $147.65        $182.53

                        APPROVAL OF INDEPENDENT AUDITORS

         The Audit/Pension Committee of the Board of Directors request that the shareholders ratify its selection of Coopers & Lybrand L.L.P., Certified Public Accountants, as independent public auditors for the Corporation for the current fiscal year. If the shareholders do not ratify the selection of Coopers & Lybrand, another firm of certified public accountants will be selected as independent public auditors by the Board of Directors.

         Representatives of Coopers & Lybrand will be present at the shareholders' meeting with the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR this selection.


                              SHAREHOLDER PROPOSALS

         In order for proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy for the 1998 annual meeting of the shareholders, said proposals must be received by the Corporate Secretary of the Corporation not later than December 29, 1997.


                                 OTHER BUSINESS

         The Board of Directors has no knowledge of any other business to be acted upon at this meeting. However, if any other business is presented to the meeting, proxies will be voted in accordance with the judgment of the person or persons voting such proxies unless the proxies are so marked to preclude such discretionary authority.



         The Corporation's Annual Report for the fiscal year ended December 31, 1996 has been mailed to the shareholders.


                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            Barry C. Maulding
April 7, 1997                               Corporate Secretary

                         PROXY--PRIMESOURCE CORPORATION
                      THIS PROXY IS SOLICITED ON BEHALF OF
               THE BOARD OF DIRECTORS FOR THE 1997 ANNUAL MEETING

     The undersigned hereby appoints Richard E. Engebrecht and James Mullan, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders of the Corporation to be held at the Pennsauken Country Club, 3800 Haddonfield Road, Pennsauken, New Jersey on May 6, 1997, at 9:30 a.m. and any adjournments thereof.

     Your Board of Directors recommends you vote FOR the election of directors and FOR the proposal to ratify the appointment of Coopers & Lybrand L.L.P.

     1.   ELECTION OF DIRECTORS

         [ ] FOR all nominees listed below        [ ] WITHHOLD AUTHORITY
             (except as marked to the contrary        to vote for all nominees
             below)*                                  listed below

*INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.

 Fred C. Aldridge, Jr.; John H. Goodard, Jr.; John M. Pettine;; Kllaus D. Oebel

          _________________________________________________________________

     2. PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. as independent public auditors for the year ending December 31, 1997.

                        [ ] FOR [ ] AGAINST [ ] ABSTAIN

                                                       (continued on other side)












(continued from other side)

     3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

                                    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or the authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    Date:________________________________, 1997


                                    ____________________________________________
                                                    (Signature)



                                    ____________________________________________
                                               (Signature if jointly)

                   IMPORTANT, PLEASE SIGN AND RETURN PROMPTLY.